Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

Judee Shuler
Director, Corporate Planning and Communications
Eisai Inc.
201-746-2241

SALIX PHARMACEUTICALS ANNOUNCES

CO-PROMOTION AGREEMENT FOR BALSALAZIDE

Eisai Inc. Primary Care and Specialty Sales Forces to Promote COLAZAL®

Co-Promotion Creates an Approximately 700-Member Combined Sales Effort

RALEIGH, NC, September 5, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has entered into a multi-year co-promotion agreement with Eisai Inc. relating to COLAZAL® (balsalazide disodium) Capsules 750 mg. This agreement also relates to patent-protected balsalazide tablets 1100 mg, if and when approved by the FDA. Under the terms of the agreement Eisai’s primary care and specialty sales forces will promote these products to select primary care physicians and gastroenterologists. Payment to Eisai will be based on a split of profit generated by prescriptions above a predetermined baseline. Salix does not expect to incur any incremental expenses with this agreement. Approximately 600 of Eisai’s sales representatives will begin promoting COLAZAL in late October.

“The Salix sales force will continue to focus its efforts on our current targeted physician audience primarily comprised of gastroenterologists. We believe the combined effort of the Salix and Eisai sales and marketing teams provides a strategic opportunity for us, in the near term, to expand our COLAZAL business, and, in the longer term, to expedite the introduction and growth of our pending balsalazide tablet product,” stated Carolyn Logan, President and Chief Executive Officer, Salix. “Ulcerative colitis is a difficult disease to treat. The ability of balsalazide to deliver 99% of active 5-ASA in the colon makes this unique azo-bonded product a valuable treatment option. We believe the Eisai co-promotion will significantly increase the reach and frequency of our “COLAZAL message.” Additionally, we believe the Eisai primary care effort will capture additional business that is available outside the scope of our gastroenterologist-focused sales strategy. Currently the market leader in this category generates approximately 30%* of its prescriptions from primary care. We look forward to the contribution of Eisai’s proven sales team and the impressive share of voice in the marketplace our combined efforts will create.”

“We are very pleased to co-promote COLAZAL with Salix,” stated Lonnel Coats, President and Chief Operating Officer, Eisai, Inc. “Each of our respective billion-dollar-selling treatments — Aciphex®, for GERD or ulcerative gastroesophageal reflux disease, and Aricept®, for mild, moderate and severe Alzheimer’s disease — has enabled Eisai to establish a strong presence in the gastroenterology and primary care specialties. We intend to build on our presence in these two important customer segments with the addition of COLAZAL to our product offering, which will enable Eisai to bring this important treatment to more patients.”

Salix submitted an NDA seeking approval to market an 1100 mg tablet formulation of balsalazide disodium (balsalazide tablet) for the treatment of mildly to moderately active ulcerative colitis to the FDA on July 17, 2007. The Company believes that this application is subject to a 10-month review period and that the user fee goal date is May 16, 2008.

*	WKHealth PHAST data

About Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

About Eisai Inc.

Eisai Inc. is a U.S. pharmaceutical subsidiary of Eisai Co., Ltd., a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: neurology, gastrointestinal disorders and oncology/critical care. Established in 1995 and ranked among the top-20 U.S. pharmaceutical companies (based on retail sales), Eisai Inc. began marketing its first product in the United States in 1997 and has rapidly grown to become an integrated pharmaceutical business with sales of approximately $2.6 billion in fiscal year 2006 (year ended March 31, 2007). Eisai Inc. employs approximately 1,500 people at its headquarters in Woodcliff Lake, NJ, at its state-of-the-art pharmaceutical production and formulation research and development facility in Research Triangle Park, NC, and in the field. For more information about Eisai, please visit www.eisai.com.

About COLAZAL® (balsalazide disodium) Capsules 750 mg

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 8 weeks in children (ages 5-17 years) and 12 weeks in adults has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

About ARICEPT (donepezil HCl tablets)

While there is no cure for Alzheimer’s disease, ARICEPT can help slow the progression of symptoms, including memory loss. Once-a-day prescription ARICEPT is indicated for the treatment of dementia of the Alzheimer’s type. Efficacy has been demonstrated in patients with mild, moderate and severe Alzheimer’s disease. ARICEPT is an acetylcholinesterase inhibitor and is believed to work by inhibiting the breakdown of acetylcholine, thereby increasing available levels of this chemical in the brain. There is an established association between the loss of acetylcholine, a brain chemical involved in memory and thinking, and Alzheimer’s disease.

ARICEPT is well tolerated but may not be for everyone. People at risk for stomach ulcers or who take certain other medicines should tell their doctors because serious stomach problems, such as bleeding, may get worse. Some people who take ARICEPT may experience fainting. Some people may have nausea, vomiting, diarrhea, bruising, or not sleep well. Some people may have muscle cramps or loss of appetite or may feel tired. In studies, these were usually mild and temporary.

In a progressively degenerative disease such as Alzheimer’s, improvement, stabilization or a less-than-expected decline over time is considered a positive response to treatment. These types of responses have been observed in patients treated with ARICEPT in clinical trials for Alzheimer’s disease. Individual responses to treatment vary, and some patients may not respond.

ARICEPT is the number one prescribed Alzheimer’s disease therapy worldwide, with more than 3 billion patient days of ARICEPT therapy. Nearly 2.3 million people in the United States alone have taken ARICEPT.

ARICEPT® (donepezil HCl tablets) is co-promoted in the United States by Eisai Inc. and Pfizer Inc, which are dedicated to advances in Alzheimer’s therapy.

For more information about managing Alzheimer’s disease and about ARICEPT, call (888) 999-9616 or visit www.aricept.com.

About ACIPHEX® (rabeprazole sodium)

ACIPHEX® is a prescription medication. One ACIPHEX 20 mg tablet daily is used for the treatment of persistent, frequent (2 or more days a week) heartburn and other symptoms associated with acid reflux disease.

ACIPHEX is also used for the short-term (4 to 8 weeks) treatment in the healing and symptom relief of damaging (erosive) acid reflux disease (gastroesophageal reflux disease) and to maintain healing of damage (erosions) and relief of heartburn symptoms that happen with acid reflux disease. ACIPHEX has not been studied for treatment lasting longer than 12 months (1 year).

ACIPHEX has a well-established safety profile. The most common side effect possibly related to ACIPHEX is headache. Symptom relief does not rule out other serious stomach conditions. Patients on warfarin (such as Coumadin®) may need to be monitored more closely by their doctor. To learn more, talk to your doctor and see the important product information at www.aciphex.com.

About Salix Pharmaceutical Products

Salix also markets XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, encapsulated mesalamine granules and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties, including Eisai, for sales outside our targeted U.S. gastroenterologist market; risks of regulatory review, including specifically for balsalazide tablet, and clinical trials; potential generic and other competition; market acceptance for approved products; intellectual property risks; the need to acquire additional products; and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.